Exhibit 99.1

Financial Press Release

Willis Towers Watson Prices Offering of $275,000,000 of Additional Senior Notes

ARLINGTON, Va. and LONDON, May 21, 2020 (GLOBE NEWSWIRE) — Willis Towers Watson Public Limited Company (NASDAQ: WLTW) (“Willis Towers Watson”), today announced pricing of a registered offering (the “Offering”) by Willis North America Inc. (“Willis North America”), an indirect wholly-owned subsidiary of Willis Towers Watson, of an additional $275,000,000 aggregate principal amount of 2.950% senior unsecured notes due 2029 (the “new notes”). The new notes will be issued under the indenture pursuant to which Willis North America previously issued $450,000,000 aggregate principal amount of 2.950% senior unsecured notes due 2029 (the “initial notes” and, together with the new notes, the “notes”), all of the initial notes remain outstanding. The new notes will be treated as the same class and series as, and otherwise identical to, the initial notes other than with respect to the date of issuance, the issue price and the amounts paid to holders of the initial notes and new notes on the first interest payment date. The new notes will be issued at an offering price of 102.666% plus accrued interest from March 15, 2020 to, but not including, the date of delivery of the new notes. Payment of principal and interest on the new notes will be fully and unconditionally guaranteed by Willis Towers Watson, and certain direct and indirect subsidiary entities of Willis Towers Watson. Willis Towers Watson expects the Offering to close on May 29, 2020, subject to customary closing conditions.

Willis North America intends to use the net proceeds of the Offering to (i) repay approximately $175 million principal amount under its term loan facility and related accrued interest, which will result in a payment in full of the term loan facility and termination of the term loan credit agreement and related loan documents, (ii) repay approximately $105 million principal amount under its revolving credit facility and related accrued interest and (iii) for general corporate purposes. The joint book-running managers for the Offering are BofA Securities, Inc. and HSBC Securities (USA) Inc. The senior co-managers for the Offering are Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and PNC Capital Markets LLC.

The Offering was made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. The Offering may be made only by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain copies of the prospectus and prospectus supplement by calling BofA Securities, Inc. toll-free at 1-800-294-1322, or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 45,000 employees serving more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential.

CONTACT

INVESTORS

Rich Keefe | + 215 246 3961 | Rich.Keefe@willistowerswatson.com